EXHIBIT 10.28

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made as of the first day of April, 1999, by and between MOTO PHOTO, INC., a Delaware corporation ("Employer"), and Paul Pieschel ("Employee"). This Agreement is based on the following understandings:

    The parties desire to enter into an employment relationship on the terms and conditions set forth in this Agreement.
    During the term of his employment, Employee will receive access to proprietary information and/or trade secrets relating to Employer's business, its franchisees, and its business contacts which are of a highly confidential, unique, and valuable nature. In addition, Employee may be adding to confidential information of Employer.
    The parties acknowledge that Employer would suffer great loss and damage if any Confidential Information (as defined in Section 5.3 of this Agreement) is divulged at any time other than for the benefit of Employer.
    The parties further acknowledge that Employee may establish close working relationships with valued employees of Employer and its franchisees and that Employer's business may suffer substantial harm if, upon the termination of Employee's employment with Employer, Employee should thereafter employ or attempt to employ, directly or indirectly, certain personnel of Employer, its franchisees, or their employees.

Accordingly, the parties agree as follows:

1. Duties. Employer hereby employs Employee, for the term of this Agreement, as Senior Vice President of Franchise Sales. Employee accepts such employment upon the terms and conditions specified in this Agreement. During the term of his employment with Employer, Employee shall report to the Chairman and Chief Executive Officer and shall have the following duties:

1.1 Employee shall serve as head of Employer's Franchise Sales Department, directing other Franchise Sales staff.

1.2 Employee shall have responsibility for franchise sales and devising programs to increase the number of new franchises sold within the MotoPhotosm system ("the System").

1.3 Employee shall supervise area developers, franchise brokers, and other franchise sales personnel of Employer.

1.4 Employee will perform such other duties as directed from time to time by the Chairman and Chief Executive Officer of Employer or other senior executive to whom Employee may report and/or by the Board of Directors of Employer.

1.5 If Employee's responsibilities change, Employer and Employee shall amend this Agreement to provide for such new or changed responsibilities and to adjust Employee's compensation, if appropriate.

2. Annual Compensation

2.1 Base Compensation. As base compensation for Employee's services to Employer during the period April 1, 1999 through March 31, 2000, Employer shall pay Employee a regular salary at the rate of Ninety-One Thousand Nine Hundred Seventy-One Dollars ($91,971) per employment year (April 1 to March 31), payable in such manner as Employer pays its other executives. Thereafter, Employer shall pay Employee a salary determined as provided in Section 2.3 of this Agreement.

2.2 Bonus. Employee's bonus for fiscal year 1999, if any, shall be determined by the Chairman and Chief Executive Officer of Employer and Employee's supervisor if it is other than the Chairman and Chief Executive Officer, after consultation with the Compensation Committee of the Board of Directors of Employer. Thereafter, Employee's bonus, if any, shall be determined as provided in Section 2.3 of this Agreement. To the extent that Employee's bonus is calculated as a function of pre-tax income of Employer, the following shall apply: Not later than March 30 of each year, Employer's independent CPA firm shall calculate pre-tax income and its determination shall be binding. In calculating pre-tax income, the CPA firm shall include gains or losses from the sale of Employer-owned stores and shall add back to the pre-tax income of Employer any bonuses of Employer's executives (including Employee) who have a bonus based on pre-tax income of Employer. Any bonus, to the extent due according to the calculation in this Section, will be paid by March 30 of the following year.

2.3 Annual Review. By April 1 of each year of this Agreement, Employer will review the compensation of Employee for the subsequent employment year. The base salary may be increased and the bonus, if any, may be adjusted either higher or lower.

3. Commissions. Employer shall pay Employee commissions in connection with the sale of MotoPhotosm franchises, as follows:

3.1 For fiscal year 1999 (January 1 through December 31, 1999), Employee shall earn commissions as follows:

3.1.1 New Stores. For each franchised store opened during fiscal year 1999 by a franchisee new to the MotoPhotosm system, Employer shall pay Employee a commission of Five Hundred Dollars ($500). Such commission shall be paid for new stores and conversions.

3.1.2 Additional Stores. For each franchised store opened during fiscal year 1999 by an existing franchisee, whether the store is new or converted/acquired, Employer shall pay Employee a commission of Three Hundred Fifty Dollars ($350).

3.1.3 Chains of Stores. If a chain of stores (existing stores and/or stores under development) joins the MotoPhotosm system during fiscal year 1999, Employer shall pay Employee a commission of Five Hundred Dollars ($500) per store to a maximum of three (3) stores per chain.

3.1.4 Company Stores. For each store owned by Employer or NPL II which is sold as a MotoPhotosm franchise during fiscal year 1999, Employer shall pay Employee a commission of One Thousand Dollars ($1,000).

3.2 Commission Structure for Subsequent Years. During December of each fiscal year during the term of this Agreement, Employer shall review the commission structure for Employee for the subsequent fiscal year and may adjust the commission rate for Employee. Among the factors Employer will consider in determining whether to adjust the commission rate are the following: the preceding fiscal year's commission structure, the franchise sales goals set for the upcoming fiscal year, Employer's policy of rewarding extraordinary performance, and the marketability of the franchise offering. It is contemplated that the total commissions paid will increase as franchise sales increase.

3.3 Percentage of Sales on Previously-Sold Franchises. Employer acknowledges that, pursuant to the terms of the Employment Agreement dated as of February 24, 1993 between Employer and Employee, Employee is entitled to receive commissions calculated at 1/2% of net sales of the stores listed in Exhibit A. Employee is entitled to receive commissions on each such store (including any relocations) for fifteen (15) years from the date the store originally opened, as shown in Exhibit A. Employee is entitled to receive such commissions regardless of whether he continues employment with Employer, provided that Employee's employment with Employer has not been terminated for cause.

3.4 Payment Schedule. Employer shall collect initial franchise fees and continuing royalty fees owed pursuant to the franchise agreements between Employer and System franchisees and provide Employee with a monthly report by the twentieth (20th) day of each month on the amounts collected during the preceding month, along with the payments due Employee from such amounts. Employer shall have sole discretion as to the terms and conditions of collection from System franchisees, including the right to defer, finance, or refund initial franchise fees and royalty fees. In no event shall any such deferred or financed payments become payable to Employee by Employer until and unless such fees are paid to Employer by System franchisees. If Employer refunds amounts collected and/or if Employee (or any business entity owned or controlled by Employee) for any reason owes amounts to Employer ("the Owed Amounts"), Employer shall have the right, as it deems appropriate, to either deduct from any payments due Employee under Section 3 of this Agreement the Owed Amounts and/or his portion of any amounts so refunded, or to require Employee to pay such portion of the refunded amount or the Owed Amounts to Employer immediately upon request. Employer shall have no liability to Employee for payments under Section 3 of this Agreement should any System franchisee, for any reason, fail to pay any fee owed to Employer. The terms of this Section 3.4 shall apply to all commissions which may be payable to Employee pursuant to Section 3 of this Agreement.

4. Term. The term of this Agreement shall commence April 1, 1999, and shall continue thereafter until December 31, 2001. Commencing January 1, 2001, the term of this Agreement shall be extended so that it shall always be for a period of one year until and unless either party gives the other party a one year notice to terminate Employee's employment under this Agreement or Employee's employment is sooner terminated in accordance with Section 12 of this Agreement.

5. Restrictive Covenants.

5.1 Duties. During the term of this Agreement, Employee shall devote his best efforts and full time, subject to Section 6 of this Agreement, to advance the business and welfare of Employer. Employee shall take no action against the best interest of Employer, and he shall pursue no business interests during the term of this Agreement which conflict with his employment with Employer.

5.2 Covenant Not to Compete. Employee acknowledges that Employer's activities are international in scope. During the term of this Agreement and for a period of two years after the termination of Employee's employment with Employer, its successors or assigns, Employee shall not, directly or indirectly, engage or be interested (as principal, agent, manager, employee, consultant, owner, partner, officer, director, stockholder, trustee or otherwise) in any entity engaged in a business which competes in a material manner with Employer within a three mile radius of any business location of Employer or of any of its subsidiaries, affiliates, or franchisees. Employee's ownership of less than two percent (2%) of the outstanding voting stock of any publicly-held corporation, or any other entity specifically authorized by the Board of Directors of Employer, shall not constitute a violation of this Section 5.

5.3 Confidentiality. During the term of this Agreement and thereafter, Employee shall not at any time, other than for the benefit of Employer: (i) divulge, furnish, disclose, or make accessible to any person, firm, or corporation, or use for his own purposes, any Confidential Information; (ii) make or cause to be made any copies, facsimiles, or other reproductions of any Confidential Information without Employer's express written consent; or (iii) remove any Confidential Information from Employer's premises or fail or refuse to surrender (notwithstanding the failure of Employer to make demands for such materials) the same to Employer immediately upon termination of Employee's employment with Employer or at any time before such termination upon Employer's request.

For purposes of this Agreement, the term "Confidential Information" shall mean and include (a) any information with respect to Employer's accounts, plans, strategies, business policies, software, know-how, trade secrets, customers, franchisees, prospects, mailing lists, suppliers, pricing policies or rates, marketing techniques, or any other information which may now or in the future be considered confidential or proprietary information of Employer; and (b) manuals, files, records, software, memoranda, correspondence, drawings, designs, or other writings belonging to or in the possession of Employer or which may be produced by or come into Employer's possession in the course of Employee's employment with Employer.

5.4 Solicitation of Employer's Employees. For a period of three years after the termination of Employee's employment with Employer, its successors or affiliates, Employee shall not (i) employ or attempt to employ, directly or indirectly, personally or through any entity in which Employee may be associated (as principal, agent, manager, employee, consultant, owner, partner, officer, director, stockholder, trustee, or otherwise), any employee of Employer, its subsidiaries or affiliates, or (ii) induce any employee of Employer, its subsidiaries or affiliates, to leave the employment of Employer, its subsidiaries or affiliates, or (iii) induce any employee of any franchisee of Employer to leave the employment of any franchisee.

5.5 Equitable Relief. The parties acknowledge and agree that a breach of this Section 5 cannot be compensated for by monetary damages and that any remedy at law is inadequate. Accordingly, Employee agrees that, in the event of a breach of any restrictive covenant set forth in this Agreement, Employer may seek and obtain, in addition to any other legal relief available to Employer, a temporary restraining order, preliminary injunction, and permanent injunction restraining Employee from violating Section 5 of this Agreement. For the purposes of this provision, the parties confer jurisdiction upon the courts located in Montgomery County, Ohio, and agree on venue in Montgomery County, Ohio.

5.6 Reformation. In the event that any provision of this Section 5 should be determined by a court of competent jurisdiction to be unenforceable by reason of its being extended for too great a period of time, for too large a geographic area, or for too great a range of activities, it shall be reformed to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable.

6. Vacation. Employee shall be entitled to vacation in accordance with Employer's policy, to be taken at such times as determined by Employee, subject to Employer's prior approval and to Employee's giving sufficient notice so that Employer's business may operate effectively in Employee's absence.

7. Health and Insurance Plans; Fringe Benefits. Employee shall be entitled to participate in all plans or agreements maintained by Employer relating to health insurance for Employee and his family, subject to the terms and conditions of such plans in effect from time to time. Employee shall also be entitled to all other fringe benefits provided senior officers of Employer.

8. Reimbursement for Expenses. Employer shall reimburse Employee for all reasonable expenses incurred on behalf of Employer in line with Employer's policies.

9. Automobile. During the term of this Agreement, Employer shall furnish Employee with the use of an automobile or with an automobile allowance for use on Employer's business, subject to Employer's policy.

10. Notice. Any notice required to be given pursuant to the provisions of the Agreement shall be in writing and shall be delivered by certified mail or in person to the parties at the following addresses:

Employer:

Moto Photo, Inc.

4444 Lake Center Drive

Dayton, Ohio 45426

Attn.: Michael F. Adler, Chairman and Chief Executive Officer

Employee:

Paul Pieschel

6807 Kantwell Lane

Centerville, Ohio 45459

or at such other place as either party may designate in writing to the other.

11. Change in Control. In the event of a "Change in Control" as defined below, the term of Employee's employment with the Employer shall be extended so that it is for a period of two years from the time of any such "Change in Control" as defined in this Agreement. For the purposes of this Agreement, "Change in Control" means:

11.1 In excess of forty-nine percent (49%) of Employer's outstanding voting shares of common stock has been acquired other than directly from Employer in exchange for cash or property by any person.

11.2 There shall be a merger, consolidation, or other combination of Employer with one or more corporations as a result of which more than forty-nine percent (49%) of the voting stock of the merged, consolidated, or combined corporation is held by former stockholders of the corporations (other than Employer) which are parties to such merger, consolidation, or other combination; or

11.3 Three or more persons meeting the following requirements are elected to the Board of Directors by the stockholders of Employer voting in person or by proxy and fill three Board positions at the same time:

11.3.1 Such persons are not nominated as candidates by the Board of Directors of Employer in proxy statements forwarded to stockholders during any period which covers two consecutive annual stockholders' meetings of Employer; and

11.3.2 Such persons so elected are nominated as candidates for the Board of Directors by anyone other than the Board of Directors of Employer or those acting on behalf of the Board.

For purposes of this Section 11, the term "person" shall have the same meaning as in Section 13 of the Securities Exchange Act of 1934 and the term "Employer" also includes successors by merger or otherwise.

12. Termination.

12.1 Termination for Cause. Employer may terminate Employee's employment under this Agreement for cause upon written notice to Employee. For purposes of this Agreement, the term "cause" means the following situations or occurrences:

    Dishonesty, embezzlement, fraud, breach of fiduciary duty, actions involving moral turpitude, or conviction of a felony by Employee; or
    Gross neglect of duty or gross insubordination by Employee, including the failure to abide by any reasonable and material instructions of Employer; provided, however, that it will not be reasonable if such instructions request or demand actions which would be inconsistent with the duties of a senior corporate executive; or
    Material breach of the provisions of Section 5 of this Agreement.

12.2 Challenge to Termination. Should Employee dispute that his discharge was for cause, Employee must submit his claim to arbitration in accordance with Section 15 of this Agreement within sixty (60) days after the termination of his employment. If a discharge of Employee is eventually determined under arbitration to have been for cause, or if no arbitration is requested by Employee within sixty (60) days after the termination of Employee's employment, Employer shall have no liability whatsoever under this Agreement from and after the date of termination.

12.3 Termination Without Cause. If the termination of Employee is without cause, Employer shall be responsible for payment of compensation as outlined in Section 2 (Compensation) of this Agreement and subject to Section 14 (Mitigation) of this Agreement.

12.4 Voluntary Termination. Should Employee voluntarily terminate his employment with Employer for any reason, all obligations of Employer, except for the prorated bonus described in Section 12.5 of this Agreement and the payment of commissions as set forth in Section 3.3 of this Agreement, shall be extinguished as of the date of termination of employment, but Employee shall remain subject to all of his covenants in Section 5 of this Agreement.

12.5 Bonus. Should termination be voluntary or involuntary without cause, Employee shall be entitled to a bonus as described in Section 2, prorated to the end of the month prior to the termination of Employee's employment.

13. Retirement, Death or Disability.

13.1 At or after such time as Employee reaches age 62 and retires from his employment with Employer, or in the event of the death or disability of Employee such that he is unable to perform his obligations under this Agreement, Employee, or, as applicable, Employee's estate shall have the option to continue receiving payments pursuant to Section 3.3 of this Agreement or to receive an amount equal to three (3) times the commissions paid pursuant to Section 3.3 of this Agreement during the twelve months preceding such retirement, death, or disability. Such amounts shall be paid by Employer over a period of three (3) years with interest fixed at the prime rate being charged by The Provident Bank at the commencement of the three year period. The payments provided for in this Section 13.1 shall be in addition to Employer's standard disability, retirement, or similar plans as set forth below in this Section 13.

13.2 In the event of the death of Employee, employment will terminate but Employee's spouse or estate shall receive Employee's then- current salary and the benefits contemplated by paragraphs 2, 7, 8, and 9 for ninety (90) days after Employee's death.

13.3 If Employee is disabled and cannot perform the duties of his assignment, he will continue to receive full compensation at the time the disability began for the first six months of continuous disability. After six months of continuous disability, Employee will receive 70% of full compensation, reduced by any benefits paid under Employer's long-term disability insurance program, until the earlier of Employee's death, Employee's being able to return to work, or the expiration of this Agreement. If Employee remains continuously disabled after the expiration of this Agreement, Employee will continue to be entitled to benefits due under Employer's long-term disability insurance program.

Termination or expiration of this Agreement for any reason shall not affect any obligations of Employee under Section 4 of this agreement.

14. Mitigation. In the event of the termination of this Agreement, Employee shall use his best efforts to mitigate his damages, if any, by seeking suitable employment for which he is qualified. This obligation to mitigate damages shall not affect any right Employee may have to a bonus as provided in Section 12.5 of this Agreement or any right Employee may have to commissions as provided in Section 3.3 of this Agreement.

15. Arbitration. Except, at Employer's option, as provided in Section 5.5 of this Agreement, any controversy or claim arising out of or relating to this Agreement, including the validity and/or enforceability of this arbitration clause, shall be settled by arbitration in Dayton, Ohio in accordance with the Commercial Rules of Arbitration of the American Arbitration Association. The decision of the arbitrator(s) shall be final and binding upon all parties to this Agreement. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The expenses of arbitration shall be borne by the non-prevailing party.

16. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Ohio without reference to Ohio's choice of law or conflict of laws provisions.

17. Assignability. This Agreement is personal to Employee, and Employee shall have no right to assign it. The terms of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by Employer, its successor and assigns.

18. Waiver. No delay, waiver, omission or forbearance by either party to enforce any right arising out of the breach of any provision of this Agreement by the other party shall be construed as or constitute a continuing waiver or a waiver of any other breach of any provision of this Agreement.

19. Partial Invalidity. In the event that any word, phrase, clause, sentence, or other provision in this Agreement violates any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, such provision shall be ineffective to the extent of such violation, without violating any other provision in this Agreement.

20. Survival of Obligations. The parties agree that this Agreement contains certain obligations which are intended to survive termination or expiration of this Agreement. Each party agrees to abide by those provisions applicable to it or him which, by their terms or by reasonable implication, are intended to survive termination or expiration of this Agreement.

21. Complete Agreement; Modification. This Agreement supersedes all prior agreements, written or oral, between the parties, is intended as a complete and exclusive statement of the terms of the Agreement between parties, and may be amended, modified, or rescinded only by a written instrument executed by both parties.

22. Captions. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision of this Agreement.

23. Multiple Copies. This Agreement may be executed in multiple copies, each of which shall be deemed an original, and all of which, taken together, shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

WITNESSES: EMPLOYER:

MOTO PHOTO, INC.

By

Michael F. Adler

Chairman and Chief Executive Officer

EMPLOYEE:

Paul Pieschel

EXHIBIT A

Store Number	Location	Date Opened

46250-1	5495 East 82nd Street	04/06/95*
Indianpaolis, IN

46256-1	9761 Fall Creek Road	11/30/95
Indianpaolis, IN

46033-1	1950-17 East Greyhound Pass	09/24/95*
Indianpaolis, IN

40415-0	4101 Tates Creek Road	05/06/96
Lexington, KY

40504-0	1316 South Broadway	05/06/96
Lexington, KY

40513-0	3735 Harrodsburg Road	05/06/96
Lexington, KY

40207-1	291 North Hubbard Lane	05/06/96
Louisbille, KY

40220-1	2132 South Hurstbourne Parkway	11/16/96
Louisville, KY

40241-1	9454 Brownsboro Road	04/22/96
Louisville, KY

45431-1	2727 Fairfield Commons	10/30/93
Beavercreek, OH

45239-1	4798 Fields Ertel Road	07/29/94*
Cincinnati, OH

45424-1	7819 Waynestown Boulevard	11/23/93
Huber Heights, OH

*Closed as of September 1, 1999